Exhibit 99.2

Recent Developments

Preliminary Results for the Quarter Ended June 30, 2020

We expect net sales orders to have increased approximately 23%, to 3,453 in the second quarter of 2020 as compared to 2,810 in the second quarter of 2019. We expect our overall monthly absorption pace to have been 2.8 net sales orders per community in the second quarter of 2020 compared to 2.6 for the second quarter of 2019.

We expect our closings to have increased approximately 24% in the second quarter of 2020 compared to the corresponding period in 2019, to 3,212. We anticipate sales order backlog of homes under contract to have increased approximately 35% to 6,805 homes, with a sales value of $3.2 billion at June 30, 2020 compared to a sales value of $2.5 billion as of June 30, 2019.

The preliminary financial and other data set forth in this section has been prepared by, and is the responsibility of, our management. The foregoing information is preliminary and has not been compiled or examined by our independent auditors nor have our independent auditors performed any procedures with respect to this information or expressed any opinion or any form of assurance on such information. In addition, the foregoing information is subject to revision as we prepare our financial statements and other disclosures as of and for the three months ending June 30, 2020, including all disclosures required by U.S. GAAP. Because we have not completed our normal quarterly closing and review procedures for the three months ending June 30, 2020, and subsequent events may occur that require adjustments to these results, the final results and other disclosures for the three months ending June 30, 2020 may differ, potentially materially, from the foregoing information. In addition, the preliminary financial and other data for any period ending after February 6, 2020 is not directly comparable to the equivalent period in 2019 because of our acquisition of William Lyon Homes, which was consummated on February 6, 2020, among other reasons. The foregoing information should not be viewed as a substitute for full financial statements prepared in accordance with U.S. GAAP or as a measure of performance. See “Cautionary Statement Regarding Forward-Looking Statements.”

Other Information

Subject to prevailing market conditions, the continuing COVID-19 pandemic and other considerations, including our liquidity, planned land investment and development spending, acquisition and other investment opportunities and ongoing capital requirements, our goal is to refinance or repay using cash the remaining 2023 Senior Exchange Notes and 2025 Senior Exchange Notes within the next few months and we expect our net homebuilding debt to capitalization ratio to be in the low-to-mid 40% range by year end (compared to our prior goal of 50% by year end).

As previously reported, on February 6, 2020, we acquired William Lyon Homes, one of the nation’s largest homebuilders in the Western United States, expanding our footprint into Washington, Oregon and Nevada and deepening our market share in Colorado, Arizona, Texas and California. We continue to believe the William Lyon Homes the acquisition will deliver $80 million in synergies by 2021.